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Exhibit No. 12


                           THE PROGRESSIVE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)
                                   (unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                    ---------------------
                                                      2003         2002
                                                     -------      -------

Income before income taxes                          $  291.5    $   261.3
                                                     -------      -------
Fixed Charges:
    Interest and amortization on indebtedness           24.3         18.2
    Portion of rents representative
         of the interest factor                          1.7          1.5
                                                     -------      -------
Total fixed charges                                     26.0         19.7
                                                     -------      -------
Total income available for fixed charges(1)         $  317.4    $   281.0
                                                     =======      =======
Ratio of earnings to fixed charges                      12.2         14.3
                                                     =======      =======


(1) Excludes interest capitalized, net of amortized interest, of $.1 million and $0 for the three months ended March 31, 2003 and 2002, respectively.